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i2Telecom International Sells VoiceStick® Patent

Company Retains Worldwide Non-Exclusive License

ATLANTA, GEORGIA – June 3, 2008 -- i2Telecom International, Inc. ("i2Telecom®") (OTCBB: ITUI), a developer of award-winning patented and innovative high-quality Voice-over-Internet Protocol ("VoIP") products and services, today announced that it has sold a selected patent, along with certain patent applications, to Sinon Data LLC for $6.5 million in cash. The patent, along with the certain patent applications sold, relate to i2Telecom International, Inc.’s Voice Service Access Module (“VSAM”), which is marketed under the VoiceStick® label.

i2Telecom International, Inc. retains a non-exclusive license without geographic limitation under the patents for the VSAM. The transaction closed on May 30, 2008.

The VoiceStick® product is a plug-and-play, portable key chain-sized device that inserts directly into the USB port of desktop or notebook computers, PDAs, and certain smart devices. The VoiceStick® instantly allows the user to make domestic and international long distance calls via the Internet, with the use of an included headset. Once the VoiceStick® is inserted into a USB port, a dial pad display enables the user to call any telephone in the world directly from the computer, using VoIP technology at a fraction of normal long-distance rates.

“Selling this patent represents an initial step towards the validation of the underlying value of our intellectual property portfolio and other patent-pending technology,” stated Paul Arena, Chairman and Chief Executive Officer of i2Telecom International, Inc. “We will continue to offer user-friendly VoIP services through our exciting VoiceStick® and MyGlobalTalk™ offerings, which enable users to make calls anywhere in the world over the i2Telecom network on a very cost-effective basis.” More information is available at www.voicestick.com and www.myglobaltalk.com .

About i2Telecom International, Inc.

i2Telecom International, Inc. is a developer of award-winning patented and innovative high-quality Voice-over-Internet Protocol ("VoIP") products and services that employ best-of-breed VoIP technology and use a combination of the Company's own services network and the Internet to deliver high-quality phone calls, streaming video and text chat to customers on a global scale. i2Telecom International provides its VoiceStick®, MyGlobalTalk™, Digital Portal communications and microgateway adapters for VoIP long-distance and other enhanced communication services to its subscribers. Its patent pending services technology platform is compliant with the Session Initiation Protocol ("SIP") telecommunications industry standard. For additional information visit www.i2telecom.com or www.voicestick.com or www.myglobaltalk.com or call 404-567-4750.

SAFE HARBOR Statement under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom® does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

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